UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Alutto, Joseph A.
   The Ohio State University
   201 Fisher Hall
   2100 Neal Avenue
   Columbus, OH  43210-1144
2. Issuer Name and Ticker or Trading Symbol
   Comptek Research, Inc. (CTK)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Year
   09/98
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned
-------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans-
                                              action      action
                                              Date        Code
                                              (Month/
                                              Day/Year)   Code V
-------------------------------------------------------------------
------------------------------------------------------------------
 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
 or Disposed of (D)            Securities         Indirect
               A               Beneficially   D   Beneficial
               or              Owned at       or  Ownership
 Amount        D  Price        End of Month   I
------------------------------------------------------------------


Table II (PART 1)  Derivative Securities Acquired, Disposed of, or
Beneficially Owned  (Columns 1 through 6)
----------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-
Security                       or Exercise     action         action
                               Price of        Date           Code
                               Derivative
                               Security                       Code  V
----------------------------------------------------------------------
Non-Qualified Stock Option     $9.1250         07/31/98 (1)   A     V
(right to buy)
--------------------------------------------------------------
  5)Number of Derivative            6)Date Exercisable and
  Securities Acquired (A)           Expiration Date
  or Disposed of (D)

  A                D                Exercisable  Expiration
--------------------------------------------------------------
  1,000.00                          07/31/99     07/31/08


Table II (PART 2)  Derivative Securities Acquired, Disposed of, or
Beneficially Owned  (Columns 1,3 and 7 through 11)
---------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount
Security                       action    of Underlying
                               Date      Securities


                  -                      Title
---------------------------------------------------------------------
Non-Qualified Stock Option     07/31/98  Common Stock
(right to buy)                 (1)
---------------------------------------------------------------
                 8)Price     9)Number of   10) 11)Nature of
                 of Deri-    Derivative        Indirect
                 vative      Securities    D   Beneficial
   Amount or     Security    Beneficially  or  Ownership
   Number of                 Owned at      I
   Shares                    End of Month
---------------------------------------------------------------
   1,000.00                  1,000.00      D   Direct


Explanation of Responses:

(1)
Granted under the Comptek Research, Inc. Stock Option Plan for
Non-Employee Directors pursuant to Rule 16b-3(c).

SIGNATURE OF REPORTING PERSON
/S/ By: Christopher A. Head, Esq.
    For: Joseph A. Alutto
DATE